                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Northrim BanCorp Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Northrim BanCorp Inc.'s Employee Stock Incentive Plan and Employee Stock Option and Restricted Stock Award Plan of our report dated January 20, 2004, with respect to the consolidated balance sheets of Northrim BanCorp Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Northrim BanCorp Inc.

                                    /s/ KPMG LLP

Anchorage, Alaska
March 12, 2004